As filed with the Securities and Exchange Commission on December 5, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOFRONTERA INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-3765675
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

660 Main Street

Woburn, MA 01801

Telephone: 781-245-1325

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Prof. Hermann Luebbert

Chairman and Chief Executive Officer

Biofrontera Inc.

660 Main Street

Woburn, MA 01801

Telephone: 781-245-1325

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Older, Esq. Andrew J. Terjesen, Esq. McGuireWoods LLP 1251 Avenue of the Americas 20th Floor New York, NY 10020 Telephone: 212-548-2100	Daniel Hakansson Corporate Counsel Biofrontera Inc. 660 Main Street Woburn, MA 01801 Telephone: 781-486-1510

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.

Dated December 5, 2025

4,000,640 Shares of Common Stock Offered by the Selling Stockholders

This prospectus relates to the offering and resale, from time to time, by the selling stockholders identified herein (the “Selling Stockholders”) of 4,000,640 shares of common stock issued upon the conversion of Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred”) following the closing of the second tranche of the Private Placement (as defined below) which were issued by us on October 24, 2025 pursuant to a securities purchase agreement dated June 27, 2025, by and among us and the Selling Stockholders. Please see “Private Placement of the Preferred Stock” beginning on page 24 of this prospectus for more information.

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Please see the section entitled “Plan of Distribution” on page 25 of this prospectus for more information. For information on the Selling Stockholders, see the section entitled “Selling Stockholders” on page 24 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “BFRI.” On December 2, 2025, the last reported sale price per share of our common stock was $0.81.

The Selling Stockholders will offer their shares at prevailing market prices or privately negotiated prices.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and a “smaller reporting company”, as defined under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                    , 2025.

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ABOUT THIS PROSPECTUS

We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We and the Selling Stockholders have not done anything that would permit the sale of our common stock being offered by the Selling Stockholders in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

BASIS OF PRESENTATION

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Biofrontera” and similar references refer to Biofrontera Inc. which includes its wholly owned subsidiary Biofrontera Discovery GmbH. References in this prospectus to the “Biofrontera Group” (a related party) refer to Biofrontera AG and its consolidated subsidiaries, Biofrontera Pharma GmbH (individually, “Biofrontera Pharma”), Biofrontera Bioscience GmbH (individually “Biofrontera Bioscience”), Biofrontera Neuroscience GmbH Biofrontera Development GmbH. References in this prospectus to “Ferrer” refer to Ferrer Internacional S.A.

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Our fiscal year ends on December 31 of each year. Our most recent fiscal year ended on December 31, 2024.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS

We have rights to trademarks and trade names that we use in connection with the operation of our business, including our corporate name, logos, product names and website names. Trademarks and trade names appearing in this prospectus are the property of their respective owners. Solely for your convenience, some of the trademarks and trade names referred to in this prospectus are listed without the ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor, to such trademarks and trade names.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read the entire prospectus, including the information incorporated by reference herein, carefully, including the section titled “Risk Factors,” included elsewhere in this prospectus and in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our most recent Annual Report on Form 10-K, or Form 10-K, which is incorporated by reference herein, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (“PDT”). The Company’s products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions. Effective June 1, 2024, we assumed control of all clinical trials relating to Ameluz® in the US, allowing for more effective cost management and direct oversight of trial efficiency. Our research and development (“R&D”) program is focused on label expansion for Ameluz® as well as supporting PDT growth by improving the capabilities of our RhodoLED® Lamps to better fulfill the needs of dermatologists.

Our principal product is Ameluz®, which is a prescription drug approved for use in combination with the RhodoLED® lamp series, for PDT (when used together, “Ameluz® PDT”). In the United States, the Ameluz® PDT treatment is used for the lesion-directed and field-directed treatment of actinic keratoses (“AK”) of mild-to-moderate severity on the face and scalp. AKs are premalignant lesions of the skin that can potentially develop into skin cancer (squamous cell carcinoma) if left untreated.1 International treatment guidelines list photodynamic therapy as the strongly recommended treatment for multiple AK, and the suggested recommendation for single AK.2 On October 20, 2025, we entered into i) an Asset Purchase Agreement (the “Transfer Agreement”) and ii) an Earnout Agreement (together with the Transfer Agreement, the “Agreements”), with the Biofrontera Group, pursuant to which the Company finalized the agreements to acquire all rights in the United States to Ameluz® and RhodoLED® (the “Strategic Transaction”).

Pursuant to the terms of the Agreements, the Company will pay a monthly earnout of 12% of United States revenues of Ameluz® in years when United States net sales are $65.0 million or less and an earnout of 15% in years when United States net sales of Ameluz® exceed $65.0 million, continuing until the expiration of patent protection on Ameluz® allows for generic competition in the United States (if not terminated sooner by agreement of the parties). The earnout replaces a transfer pricing model under the Company’s Second Amended and Restated License and Supply Agreement effective as of February 13, 2024 (the “Ameluz LSA”) by and among the Company and the Biofrontera Group, which has now been terminated pursuant to the Agreements.

AKs are superficial potentially pre-cancerous skin lesions caused by chronic sun exposure that may, if left untreated, develop into a form of potentially life-threatening skin cancer called squamous cell carcinoma. AKs typically appear on sun-exposed areas, such as the face, bald scalp, arms or the back of the hands, and are often elevated, flaky, and rough in texture, and appear on the skin as hyperpigmented spots. AKs are typically treated with cryotherapy, topicals, or PDT. These treatments can be used in combination, which is the number one indication for those 45 years of age or older.

In general, photodynamic therapy is a two-step process:

●	the first step is the application of a drug known as a “photosensitizer,” or a pre-cursor of this type of drug, which tends to accumulate in cancerous cells; and

●	the second step is activation of the photosensitizer by controlled exposure to a selective light source in the presence of oxygen.

During this process, energy from the light activates the photosensitizer. In photodynamic therapy, the activated photosensitizer transfers energy to oxygen molecules found in cells, converting the oxygen into highly reactive oxygen species, which destroys or alters the sensitized cells. Photodynamic therapy can be a highly selective treatment that targets specific cells while minimizing damage to normal surrounding tissues. It also can allow for multiple courses of therapy. Hence the mode of action of photodynamic therapy requires destruction of the altered cells. Temporary local skin reactions and inflammation of the treated area might be expected. The Ameluz® PDT therapy is highly effective with patients experiencing up to 91% clearance after one or two treatments3 with limited or no scarring.4 The therapy also may provide protection from potentially fatal progress of mild or invisible AKs.

1 Fuchs & Marmur, Dermatol Surg. 2007 Sep; 33(9):1099-101. doi: 10.1111/j.1524-4725.2007.33224.x

2 Werner RN, et al.. J Eur Acad Dermatol Venereol. 2015 Nov;29(11):2069-2079. doi:10.1111/jdv.13180.

3 For full prescribing information for Ameluz, please see https://bit.ly/AmeluzPI.

4 Reinhold et al. Br. J. Derm. 2016 Oct; 175(4): 696-705. DOI 10.1111/bjd. 14498.

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AK currently affects approximately 58 million Americans which lead to roughly 13 million treatments annually.5 Cryotherapy is the traditional and most common form of treatment but may not be as effective and may leave scarring ; cryotherapy is estimated to be approximately 86% of the market. Topical medications which patients apply to the lesion multiple times per day for up to several weeks, constitute approximately 12% of the market. PDT is approximately 2% of the market. The total market size is estimated to be roughly $4 billion for the three therapy types. Our primary competitor in the PDT space is Levulan® and the associated light, Blu-U®.

Our goal is to continue expansion in the current PDT market share and focus on converting cryotherapy treatments of more than 14 lesions as a field therapy such as Ameluz® PDT could be more effective. Between the current PDT market and the >14 lesion cryotherapy market, our targeted market is about 11% or $500 million of the total AK market (consisting of the current PDT market at $100 million and the portion of the market attributed to cryotherapy treatments of more than 14 lesions at $400 million, assuming a tube price of $346).6

In the third quarter of 2024, the Company reached the decision to divest its Xepi product line and completed the sale in the fourth quarter of 2025. On November 6, 2025 (the “Closing Date”), the Company entered into an Asset Purchase Agreement (the “APA”) with Pelthos Therapeutics Inc., an unaffiliated party, providing for the sale of all of the assets relating to the Company’s product, Xepi® (ozenoxacin) cream (the “Xepi Transaction”). The Xepi Transaction was completed on the Closing Date.

The purchase price for the Acquired Assets (as defined in the APA) is a maximum of $10,000,000, payable as follows:

1)	$3,000,000 in cash, which was paid on the Closing Date;

2)	Subject to availability of certain commercial quantities of the Product (as defined in the APA) and other terms and conditions of the APA, $1,000,000 within thirty (30) days following the availability of such commercial quantities;

3)	The right to receive certain earnout consideration upon the achievement of the Milestone Events (as defined in the APA), as further described below:

a)	$3,000,000 upon the initial achievement of $10,000,000 in annual net sales of the Product; and

b)	$3,000,000 upon the initial achievement of $15,000,000 in annual net sales of the Product.

5 www.skincancer.org/skin-cancer-information/actinic-keratosis.

6 Market data accessible from CMS and IQVIA, 2020.

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We hold the exclusive right to sell Ameluz® and the RhodoLED® lamp series comprising the RhodoLED® and the new, more advanced RhodoLED® XL (launched in Q2 2024) in the United States for all indications currently approved by the FDA as well as all future FDA-approved indications.

On June 1, 2024, the Company took control of all clinical trials relating to Ameluz® in the US, allowing for more effective cost management and direct oversight of trial efficiency.

A summary of our clinical trials is below:

Clinical Phase
Product	Indication / comments	Pre-clinical	I	II	III	Approval process	Status
Ameluz®	Superficial basal cell carcinoma					●	Submitted to FDA in Q4 2025.

Ameluz®	Moderate to severe acne			●			Last-patient-out of treatment phase in Q3 2025. CSR for treatment phase expected Q2 2026.

Ameluz®	Actinic Keratosis				●		Trunk & extremities applying 1-3 tubes of Ameluz®. Last-patient-out of treatment phase in Q3 2025. CSR for treatment phase expected Q2 2026.

Ameluz®	Actinic Keratosis		●				Trunk & extremities PK-study applying 1-3 tubes of Ameluz®. Last-patient-out in Q4 2025. CSR expected Q2 2026.

Ameluz®	Actinic Keratosis				●		Combination daylight and conventional PDT; Plan to start enrollment in 2027

Ameluz®	Squamous cell carcinoma in situ				●		Plan to start enrollment in 2027

In late October 2021, the new, larger RhodoLED® XL was approved by the FDA in combination with Ameluz® for the treatment of mild and moderate actinic keratoses on the face and scalp, which corresponds to the current approval of Ameluz®. The new PDT-lamp enables the illumination of larger areas, thus allowing treatment of larger lesions and the simultaneous treatment of several actinic keratoses distant from each other. The smaller BF-RhodoLED® model will continue to be offered in the U.S. market. In addition to the patents listed in the Orange Book, two patents were granted for pain-reduced PDT procedures. One patent combines daylight and conventional PDT and, if the respective Phase III trial leads to inclusion of the procedure into the Ameluz® label, may provide further patent protection until 2039. The other patent reduces pain by various modifications of light intensity during PDT and expires in 2040. Furthermore, the FDA approved a new formulation of Ameluz® that lacks propylene glycol and reduces the accumulation of certain contaminants over time. A corresponding patent application has been granted by the U.S. Patent and Trademark Office extending patent protection of Ameluz® to 2043.The new formulation has been implemented in all US productions of Ameluz® since 2024.

In October 2024, the FDA approved the Company’s Supplemental New Drug Application to increase the maximally approved dosage of Ameluz® from one to three tubes per treatment. This approval allows healthcare professionals greater flexibility in addressing larger or multiple treatment areas for patients undergoing PDT for AK on the face and scalp, leading to greater convenience for both healthcare providers and their patients. In combination with the RhodoLED® XL Lamp, providers can now treat a patient’s face more efficiently.

In November 2025 a Supplemental New Drug Application has been submitted to FDA, applying for the approval of the treatment of superficial basal cell carcinoma by PDT with Ameluz® and the BF-RhodoLED® or the RhodoLED® XL lamp.

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Our Strategy

Our principal objective is to improve patient outcomes by increasing the sales of our products. The key elements of our strategy include the following:

●	expand our sales in the United States of Ameluz® in combination with the RhodoLED® lamp series for the treatment of minimally to moderately thick actinic keratosis of the face and scalp and positioning Ameluz® to be standard of care in the United States by focusing on acquisition of new customers and growth of the therapy in our current customer base;

●	leverage the potential for future approvals and label extensions of our portfolio products that are in the pipeline for the U.S. market and, with respect to Ameluz® after June 1, 2024, further the clinical development of this product after taking over responsibility for certain ongoing clinical trials; and

●	Strategically manage our portfolio, including opportunistically adding complementary products or services to our portfolio by acquiring or licensing IP to further leverage our commercial infrastructure and customer relationships as well as availing ourselves of strategic opportunities with respect to our existing portfolio.

By executing these three strategic objectives, we will fuel company growth, deepen our trusted relationships in the dermatology community, and above all, help patients live healthier, more fulfilling lives.

Company History and Management Team

We were formed in March 2015 as Biofrontera Inc., a Delaware corporation, and a wholly owned subsidiary of Biofrontera AG, a stock corporation organized under the laws of Germany. On November 2, 2021, we consummated our initial public offering and subsequently we ceased to be deemed a company controlled by Biofrontera AG. As of December 3, 2025, Biofrontera AG holds approximately 3.4% of the outstanding shares of our common stock and 3,019 shares of Series D Preferred, which could be converted into 4,831,185 shares of our common stock without regard to the beneficial ownership limitation of 19.99%, and pursuant to the terms of the Series D Preferred, Biofrontera AG can vote its shares of Series D Preferred on an as-converted basis which would be 2,408,389 taking into account the beneficial ownership limitation.

Biofrontera Inc. includes its wholly owned subsidiary Biofrontera Discovery GmbH, a limited liability company organized under the laws of Germany, on February 9, 2022, which manages our clinical development and manufacturing operations.

Our management team includes Prof. Hermann Luebbert as Chairman and Chief Executive Officer, Fred Leffler as Chief Financial Officer and George Jones as Chief Commercial Officer.

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Summary Risk Factors

Investing in our common stock involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

●	Certain important patents for our product Ameluz® expired in 2019. Although the process of developing generic topical dermatological products for the first time presents specific challenges that may deter potential generic competitors, generic versions of Ameluz® may enter the market following the recent expiration of these patents. If this happens, we may need to reduce the price of Ameluz® significantly and may lose significant market share.

●	Our business depends substantially on the success of our principal product Ameluz®. If we are unable to successfully obtain and maintain regulatory approvals or reimbursement for Ameluz® for existing and additional indications, our business may be materially harmed.

●	We currently depends on a single unaffiliated contract manufacturer to manufacture Ameluz® and have recently contracted with a second unaffiliated contract manufacturer to begin producing Ameluz®. If we fail to maintain its relationships with these manufacturers or if both of these manufacturers are unable to produce product for us, our business could be materially harmed.

●	If we, or our manufacturing partners, as applicable, fail to manufacture Ameluz®, RhodoLED® Lamps or other marketed products in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of our products or we will be unable to meet market demand, and lose potential revenues.

●	We have been, and currently are, involved in both bringing and defending lawsuits related to patent protection and marketing of our products, and we may become involved in similar suits in the future, which could be expensive, time-consuming and unsuccessful.

●	Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our products, including with respect to future indications of our products, which could make it difficult for us to sell our products.

●	Healthcare legislative changes may have a material adverse effect on our business and results of operations.

●	We face significant competition from other pharmaceutical and medical device companies and our operating results will suffer if we fail to compete effectively. We also must compete with existing treatments, such as simple curettage and cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

●	The results of our research and development efforts are uncertain and there can be no assurance they will enhance the commercial success of our products.

●	There is substantial doubt about our ability to continue as a “going concern”.

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●	We have a history of operating losses and anticipate that we will continue to incur operating losses in the future and may never sustain profitability.

●	If we fail to obtain additional financing, we may be unable to support the levels of marketing we currently spend on Ameluz or complete the commercialization of other products we may license.

●	If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements may be impaired, investors may lose confidence in our financial reporting, and the price of our common stock may decline.

●	If we fail to maintain compliance with applicable listing standards, our common stock and publicly-traded warrants could be delisted from Nasdaq.

●	Delay or termination of planned clinical trials for expanding the indications of Ameluz® would result in unplanned expenses and significantly and adversely impact our remaining developmental activities and potential commercial prospects with respect to, and ability to generate revenues from, such indications.

●	We have issued several warrants, which are exercisable for our common stock, and issued Series B, Series C, and Series D Convertible Preferred Stock, which, if exercised or converted, as applicable, could substantially increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

●	Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.

●	Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

●	Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

●	Many of the warrants to purchase shares of our common stock are accounted for as a warrant liability and recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

Our Corporate Information

We were incorporated in March 2015 and commenced operations in May 2016. Our first commercial licensed product launch was in October 2016. Our corporate headquarters are located at 660 Main Street, Woburn, Massachusetts 01801.   We have offices and manufacturing facilities located at Hemmelrather Weg 201, 51377 Leverkusen, Germany. Our telephone number is 781-245-1325. Our principal website address is www.biofrontera-us.com. The information on or accessed through our website is not incorporated in this prospectus or the registration statement of which this prospectus forms a part.

Recent Developments

Restructuring of Relationship with Biofrontera AG

On June 30, 2025, we entered into an agreement (the “Acquisition Agreement”) with Biofrontera AG and certain of its subsidiaries to acquire all U.S. rights to Ameluz® and RhodoLED® and the associated patents (the “Acquisition”). We entered into the Private Placement as a condition precedent for the Acquisition, the proceeds from which will fund the costs assumed pursuant to the Acquisition. The Agreements were finalized on October 20, 2025, pursuant to which we agreed to pay a monthly Ameluz® royalty of 12% in years where Ameluz® revenue in the United States is less than $65 million, and 15% in years when revenue exceeds that threshold. The new royalty replaces the former transfer pricing model — which required payment of 25% to 35% of the net sales price per tube depending on timing and indication.

As part of the Acquisition Agreement, we issued to Biofrontera AG 3,019 shares of Series D Convertible Preferred Stock (the “Series D Preferred”). Each share of Series D Preferred is, subject to certain limitations specified in the certification of designation for the Series D Preferred, immediately convertible at the option of the holders thereof into shares of the Company’s common stock and has voting rights on an as-converted basis.

The Series D Preferred and the shares issuable upon conversion of the Series D Preferred are not registered under the Securities Act, and unless they are so registered the securities may not be offered or sold absent registration or availability of an applicable exemption from registration.

Xepi Transaction

As described in greater detail above, on November 6, 2025, we completed the Xepi Transaction pursuant to the APA.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

●	we are permitted to provide only two years of audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in any registration statement or report prior to the filing of our first annual report on Form 10-K;

●	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., critical audit matters);

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●	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

●	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering, or such earlier time that we are no longer an emerging growth company. However, if certain events occur prior to the end of such five-year period, including if we have greater than or equal to $1.235 billion in annual gross revenue, have greater than or equal to $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced requirements with respect to our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus. As a result, the information that we provide to stockholders may be different from the information you may receive from other public companies in which you hold equity.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We are also a “smaller reporting company” as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates on the last business day of our second fiscal quarter is less than $250.0 million, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and nonvoting common stock held by non-affiliates on the last business day of our second fiscal quarter in that fiscal year is less than $700.0 million.

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The Offering

Issuer	Biofrontera Inc.

Securities offered by the Selling Stockholders	4,000,640 shares of common stock issuable upon the conversion of Series C Preferred

Common stock outstanding	11,648,323 shares as of December 3, 2025

Common stock outstanding assuming the conversion of all Series C Preferred whose underlying shares are being offered hereby	15,648,963 shares.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares being offered by the Selling Stockholders.
Plan of distribution	The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the common stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk factors	See “Risk Factors” beginning on page 9 of this prospectus and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol for common stock	“BFRI”

The number of shares of common stock to be outstanding after this offering is based on 11,648,323 shares of our common stock outstanding as of December 3, 2025 and assumes the conversion of the Series C Preferred into 4,000,640 shares of common stock. The number of shares of common stock to be outstanding after this offering excludes:

●	4,831,185 shares of common stock issuable upon the conversion of the Series D Preferred

●	12,212,559 shares of common stock issuable upon the conversion of the Series B-2 Convertible Preferred Stock and Series B-3 Convertible Preferred Stock

●	13,152,537 shares of common stock issuable upon the conversion of the Initial Tranche of Series C Convertible Preferred Stock

●	7,244,770 shares of common stock issuable upon the conversion of our 10.0% Senior Secured Convertible Notes due November 22, 2027 (the “Notes”)

●	2,269,356 shares of common stock issuable upon the exercise of warrants issued in connection with our initial public offering and prior private placements;

●	2,402,788 shares of our common stock issuable upon the exercise of stock options and the vesting of restricted stock units awarded to employees under our 2021 Omnibus Incentive Plan as of December 3, 2025;

●	1,096,532 shares of our common stock available for future issuance under our 2021 Omnibus Incentive Plan; and

●	20,182 shares of our common stock that may be issued upon the full exercise of the Unit Purchase Options issued in connection with our initial public offering and a private placement in December 2021.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the risks and uncertainties set forth under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K , which is incorporated by reference herein, as well as the other information in this prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Form 10-K, before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to This Offering and Ownership of Our Common Stock

Provisions of our outstanding warrants could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our certificate of incorporation and our bylaws, certain provisions of our outstanding warrants could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of our outstanding warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Our share price may be volatile, and you may be unable to sell your shares and/or warrants at or above the offering price.

The market price of our common stock is likely to be volatile and could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

●	the success of existing or new competitive products or technologies;

●	regulatory actions with respect to Ameluz®, the BF-RhodoLED® lamp (and its successors) or our competitors’ products;

●	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in our quarterly and annual results;

●	announcements of innovations by us or our competitors;

●	overall conditions in our industry and the markets in which we operate;

●	market conditions or trends in the biotechnology industry or in the economy as a whole;

●	addition or loss of significant healthcare providers or other developments with respect to significant healthcare providers;

●	changes in laws or regulations applicable to Ameluz®, the BF-RhodoLED® lamp (and its successors);

●	actual or anticipated changes in our growth rate relative to our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	additions or departures of key personnel;

●	issuance of new or updated research or reports by securities analysts;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	disputes or other developments related to the patents covering our products, and our ability to obtain intellectual property protection for our products;

●	security breaches;

●	litigation matters;

●	announcement or expectation of additional financing efforts;

●	sales of our common stock by us or our stockholders;

●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	the expiration of contractual lock-up agreements with our executive officers, directors and stockholders; and

●	general economic and market conditions.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation. This risk is especially relevant for biopharmaceutical companies, which have experienced significant stock price volatility in recent years. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

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If we fail to maintain compliance with applicable listing standards, our common stock and publicly-traded warrants could be delisted from Nasdaq.

Nasdaq requires listing issuers to comply with certain standards in order to remain listed on its exchange. For example, on May 8, 2025, Nasdaq notified us that, because the closing bid price of the our common stock was less than $1.00 per share for the preceding 33 consecutive business days, we did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(a)(2). In addition, on May 21, 2025, Nasdaq notified us that, based on our stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended March 31, 2025, we did not satisfy the continued listing requirement under Rule 5550(b)(1).  As of the date of this prospectus, we are once again in compliance with Nasdaq Listing Rules 5550(a)(2) and 5550(b)(1).  However, on November 4, 2025, Nasdaq notified us that we may be subject to delisting if we fail to evidence compliance with Rule 5550(b)(1) upon filing our next periodic report. If, for any reason, Nasdaq should delist our common stock from trading on its exchange and we are unable to obtain listing on another reputable national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our stockholders:

●	the liquidity and marketability of our common stock and/or publicly-traded warrants;

●	the market price of our common stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of institutional and general investors that will consider investing in our common stock;

●	the number of market makers in our common stock;

●	the availability of information concerning the trading prices and volume of our common stock; and

●	the number of broker-dealers willing to execute trades in shares of our common stock.

In addition, if we fail to maintain compliance to be eligible to trade on Nasdaq or obtain listing on another reputable national securities exchange, we may have to pursue trading on a less recognized or accepted market, such as the over the counter markets, our stock may be traded as a “penny stock” which would make transactions in our stock more difficult and cumbersome, and we may be unable to access capital on favorable terms or at all, as companies trading on alternative markets may be viewed as less attractive investments with higher associated risks, such that existing or prospective institutional investors may be less interested in, or prohibited from, investing in our common stock. This may also cause the market price of our common stock to further decline.

Future sales of our common stock in the public market could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We had 11,648,323 shares of common stock outstanding as of December 3, 2025 of which 11,248,323 shares are freely tradable without restrictions or further registration required under the Securities Act. The remaining 400,000 shares are currently unregistered and held by Biofrontera AG.

In addition, we have issued warrants to purchase our common stock that, if such warrants are exercised, could be sold in the public market. See “We have issued several warrants that are exercisable for our common stock and issued Series B Preferred, Series C Preferred and Series D Preferred and the Notes, which, if exercised or converted, as applicable, could substantially increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders” for more information regarding the potential impact of such warrants.

All of the common stock sold by the Selling Stockholders will be freely tradable without restrictions or further registration under the Securities Act.

We have issued several warrants, which are exercisable for our common stock, and issued Series B Preferred, Series C Preferred, Series D Preferred and the Notes, which, if exercised or converted, as applicable, could substantially increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of December 3, 2025, we have a total of 2,269,356 outstanding warrants which may each be exercised for one share of our common stock. In addition, we have 8,643 outstanding shares of Series B Preferred. Each share of Series B Preferred Stock may be converted into approximately 1,413 shares of our common stock (based on the conversion price of $0.7074 per share and a liquidation preference of $1,000 per share of Series B Preferred), which could be converted into up to 12,212,559 shares of common stock.

We also have 2,500 outstanding shares of Series C Preferred being offered hereby in addition to 8,500 shares of Series C Preferred (the “Initial Tranche”) that were previously registered for resale on a Registration Statement on Form S-1 (File No. 333-288717) that was initially filed with the Securities and Exchange Commission (“SEC”) on July 16, 2025 and declared effective by the SEC on August 19, 2025. Each share of Series C Preferred may be converted into approximately 1,600 shares of our common stock (based on the conversion price of $0.6249 per share and a liquidation preference of $1,000 per share of Series C Preferred). As of December 3, 2025, we have 10,719   shares of Series C Preferred Stock outstanding, including the shares of Series C Preferred being offered hereby, which could be converted into up to 17,153,144 shares of common stock.

In addition, we have an aggregate principal amount of $4,570,683 (including interest accrued to date) of Notes outstanding as of December 3, 2025, which can be converted into 5,859,850 shares of common stock at a conversion price of $0.78 per share.

Although the Series B Preferred, the Series C Preferred and the Notes each have a beneficial ownership limitation that prevents the holder from converting if it would result in the holder’s beneficial ownership exceeding 9.99% of the then outstanding common stock, the remaining Series B Preferred, Series C Preferred and Notes could be converted into common stock at a future date if the total number of outstanding shares of our common stock increases, if the beneficial ownership limitation is removed, or if the holders of the Series B Preferred and Series C Preferred sell any of the common stock they currently hold.

All of the shares issuable upon exercise of these warrants or the conversion of the Series B Preferred, the Initial Tranche and the Notes have been registered on effective registration statements and therefore, when issued, will be freely tradable without restriction or further registration required under the Securities Act. Any shares of our common stock issued upon exercise of outstanding warrants or conversion of the Series B Preferred, the Initial Tranche or the Notes will result in dilution to the then existing holders of our common stock and increase the number of shares eligible for resale in the public market.

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If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our company may change their recommendations regarding our company, and our stock price could decline.

Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

●	variations in the level of expenses related to our marketing efforts;

●	any litigation, including intellectual property infringement lawsuits related to our products, in which we may become involved;

●	regulatory developments affecting Ameluz®, the BF-RhodoLED® lamp (and its successors);

●	our execution of any licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements;

●	and

●	the level of underlying demand for Ameluz® and customers’ buying patterns.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially.

Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.

In the future, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue common stock to employees, consultants and directors pursuant to our equity incentive plans. If we sell common stock, convertible securities or other equity securities in subsequent transactions, or common stock is issued pursuant to equity incentive plans or the Unit Purchase Option, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.

We have never declared or paid any dividends on our common stock and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. For more information, see the section of our Form 10-K captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

In addition, we are subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law, or the DGCL. Under Section 203 of the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our current or former directors, officers, employees or our stockholders;

11

●	any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws (as either may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

●	any action asserting a claim against us that is governed by the internal-affairs doctrine.

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Consequently, the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Our amended and restated certificate of incorporation will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act. The Supreme Court of the State of Delaware has held that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the provision should be enforced in a particular case, application of the provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

By becoming a stockholder in our Company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees and result in increased costs for investors to bring a claim. If a court were to find the exclusive forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide that:

●	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

●	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

●	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

●	we will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;

●	the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

●	we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Many of the warrants to purchase shares of our common stock are accounted for as a warrant liability and recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

Under U.S. GAAP, we are required to, evaluate the outstanding warrants to purchase our common stock to determine whether they should be accounted for as a warrant liability or as equity. At each reporting period (1) the accounting treatment of the warrants will be reevaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the warrants will be re-measured and the change in the fair value of the liability will be recorded as other income (expense) in our consolidated statement of operations. Such accounting treatment may adversely affect the market price of our securities. In addition, changes in the inputs and assumptions for the valuation model we use to determine the fair value of such liability may have a material impact on the estimated fair value of the warrant liability. As a result, our financial statements and results of operations will fluctuate quarterly, based on various factors, such as the share price of our common stock, many of which are outside of our control. If our share price is volatile, we expect that we will recognize non-cash gains or losses on our warrants or any other similar derivative instruments in each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

The warrants issued in connection with the private placement offerings (completed on December 1, 2021, May 16, 2022, July 26, 2022 and November 2, 2023) (collectively the “PIPE Warrants”) were accounted for as liabilities as these warrants provide for a redemption right in the case of a fundamental transaction which fails the requirement of the indexation guidance under ASC 815-40. The resulting warrant liabilities are re-measured at each balance sheet date until their exercise or expiration, and any change in fair value is recognized in the Company’s consolidated statement of operations. Refer to Note 4. Fair Value Measurements.

As of the date of this prospectus, up to 2,269,356 shares are issuable upon the exercise of IPO Warrants and the PIPE Warrants that remain outstanding. See Note 19. Stockholders’ Equity in our audited financial statements for the fiscal year ended December 31, 2024 incorporated by reference in this prospectus for more information on the IPO Warrants and PIPE Warrants.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “believe”, “anticipate”, “intend”, “expect”, “target”, “goal”, “estimate”, “plan”, “assume”, “may”, “will”, “predict”, “project”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. Factors that could cause such differences include, but are not limited to:

●	our ability to achieve and sustain profitability;

●	our ability to compete effectively in selling our products;

●	changes in our relationship with our manufacturing partners;

●	our ability to manufacture our products;

●	our ability to expand, manage and maintain our direct sales and marketing organizations, including our ability to obtain financing to develop our marketing strategy, if needed;

●	our actual financial results may vary significantly from forecasts and from period to period;

●	our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;

●	market risks regarding consolidation and group purchasing organizations in the healthcare industry;

●	the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third-party payors for procedures using our products significantly declines;

●	our ability to adequately protect the intellectual property and operate their business without infringing upon the intellectual property rights of others;

●	our ability to market, commercialize, achieve market acceptance for and sell our products;

●	the fact that product quality issues or product defects may harm our business;

●	any product liability claims;

●	our ability to regain compliance with The Nasdaq Stock Market, LLC (“Nasdaq”) continued listing standards;

●	our ability to comply with the requirements of being a public company;

●	the progress, timing and completion of research, development and preclinical studies and clinical trials for our products;

●	our ability to obtain and maintain the regulatory approvals necessary for the marketing of our products in the United States, and;

●	those risks listed in the sections of our Form 10-K entitled “Risk Factors” and in our other filings with the Securities and Exchange Commission, or SEC.

Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed with the SEC, and the documents attached as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Stockholders.

We will bear all fees and expenses incident to our obligation to register the shares of common stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the Selling Stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 3, 2025, for each person or group know to us who beneficially owns more than 5% of our common stock, each of our directors and director nominees, each of our named executive officers and all of our directors, director nominees and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable, restricted stock units that have vested or will vest, and shares of common stock issuable upon conversion of the Series B Preferred, Series C or Series D Preferred subject to any beneficial ownership limitations, in each case, within 60 days of December 3, 2025 are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table (or in the notes to the Selling Stockholders table included in this prospectus) and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each person listed on the table is c/o Biofrontera Inc., 660 Main Street, Suite 330, Woburn, Massachusetts 01801. For the address of each Selling Stockholder listed on the table below and more information about the holdings of each such Selling Stockholder, see “Selling Stockholders” beginning on page 24.

Beneficial Owner	Common Stock beneficially owned	% of Common Stock Owned	Options Exercisable and Restricted Stock Units Vesting within 60 Days(1)
Greater than 5% stockholders other than executive officers and directors:
Investor Company ITF Rosalind Master Fund L.P.(2)	1,164,785	9.98%	-
The Hewlett Fund LP(3)	1,238,557	9.98%	-
Entities affiliated with AIGH Capital Management, LLC(4)	1,190,745	9.98%	-
Bigger Capital Fund LP(5)	1,290,588	9.99%	-
Biofrontera AG(6)	2,808,389	19.98%	-

Named Executive officers and directors:
Prof. Hermann Luebbert, Ph.D.	152,711	1.3%	168,461
Fred Leffler	87,500	*	94,000
George Jones	-	*	-
John J. Borer III, J.D.	-	*	31,100
Heikki Lanckriet, Ph.D.	-	*	30,000
Beth J. Hoffman, Ph.D.	-	*	31,100
Kevin D. Weber	-	*	31,100
All current executive officers and directors as a group (7 persons)	240,211	2.1%	385,761

* Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock.

(1)	The 168,461 shares for Prof. Luebbert represent the 2021 Options, 2022 Options, 2024 Options and 2025 Options that will have vested within 60 days of the date of December 3, 2025. The 94,000 shares for Mr. Leffler represent the 2023 Options, 2024 Options and 2025 Options that will have vested within 60 days after December 3, 2025.

(2)	Includes 1,140,764 shares of Common Stock and 24,021 shares of Common Stock issuable upon the conversion of Preferred Stock. Each of Rosalind Advisors, Inc., Rosalind Master Fund L.P., Steven Salamon, and Gilad Aharon have shared voting and dispositive power with respect to these securities. The address for Rosalind Advisors, Inc., Mr. Salamon and Mr. Aharon is 15 Wellesley Street West, Suite 326, Toronto, Ontario, M4Y 0G7 Canada. The address of Rosalind Master Fund L.P. is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(3)	Includes 472,221 shares of Common Stock and 766,336 shares of Common Stock issuable upon the conversion of Preferred Stock. Martin Chopp has voting and investment control over the securities held by The Hewlett Fund LP. The address of The Hewlett Fund LP is 100 Merrick Road, Suite 400W, Rockville Centre, NY 11570.

(4)	Includes (i) 696,568 shares of common stock owned by AIGH Investment Partners, L.P. (“AIGH”), (ii) 218,642 shares of common stock owned by WVP Emerging Manager Onshore Fund, LLC – AIGH Series (“WVP-AIGH”), and (iii) 275,535 shares of Common Stock issuable upon the conversion of Preferred Stock held by AIGH and/or WVP-AIGH. Orin Hirschman is the managing member of AIGH Capital Management, LLC, who is an advisor with respect to the securities held by AIGH and a sub-advisor with respect to the securities held by WVP-AIGH. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH Capital Management, LLC and directly held by AIGH. As such, Mr. Hirschman may be deemed to be the beneficial owner of the securities set forth in (i), (ii), and (iii) above. The address for Mr. Hirschman and each of the affiliated entities is 6006 Berkeley Avenue, Baltimore, Maryland 21209.

(5)	Includes 7,181 shares of Common Stock and 1,283,407 shares of Common Stock issuable upon the conversion of Preferred Stock. The address of Bigger Capital fund LP is 11700 West Charleston Blvd #170-659 Attn. Michael Bigger Las Vegas NV 89135.

(6)	Includes 400,000 shares of Common Stock held by Biofrontera AG (the “AG Shares”) and 2,408,389 shares of Common Stock issuable upon conversion of the Series D Preferred held by Biofrontera AG (the “Series D Shares”). In calculating the Series D Shares, we relied on the information reported in Amendment No. 4 to the Schedule 13D filed on September 19, 2025 (the “BFAG 13D”) by Biofrontera AG and the other reporting persons named in the BFAG 13D. As described in greater detail in the BFAG 13D, the other reporting persons named therein may be deemed to have shared voting power and/or shared dispositive power over both the AG Shares and the Series D Shares. Pursuant to Section 6(d) of the Certificate of Designation for the Series D Preferred, the Series D Shares may not result in Biofrontera AG and any other persons whose beneficial ownership would be aggregate with Biofrontera AG for purposes of Section 13(d) to exceed 19.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion. Therefore, in calculating the Series D Shares, we added the 58,884 shares of Common Stock held by Deutsche Balaton Aktiengesellschaft (“DB”) reported in the BFAG 13D when determining whether the 19.99% beneficial ownership limit had been reached. However, since DB and the other reporting persons named in the BAFG 13D disclaim beneficial ownership in the AG Shares and Series D Shares and report in the BFAG 13D that there are no agreements between the reporting persons with respect to the AG Shares and Series D Shares, we did not include the 58,884 shares in the number of shares beneficially owned by Biofrontera AG reported in the table above. This approach follows the presentation of Biofrontera AG’s beneficial ownership in the BFAG 13D. We have not independently verified the information reported in the BFAG 13D and we are not responsible for its accuracy. In addition, as described in “Description of Securities and Certificate of Incorporation—Series D Convertible Preferred Stock” in this prospectus, the Series D Preferred carries voting rights on an as-converted to common stock basis. The address of the principal business office of Biofrontera AG is Hemmelrather Weg 201, D-51377 Leverkusen, Germany.

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DESCRIPTION OF SECURITIES AND CERTIFICATE OF INCORPORATION

General

Our amended and restated certificate of incorporation authorizes capital stock consisting of (i) 70,000,000 shares of common stock, par value $0.001 per share and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share. There are currently issued and outstanding 8,643 shares of Series B Preferred, 10,719 shares of Series C Preferred and 3,019 shares of Series D Preferred.

The following summary describes the material provisions of our common stock, Series B Preferred, Series C Preferred and Series D Preferred. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

As of December 3, 2025, there were seven holders of record of our common stock, four holders of record of our Series B Preferred, five holders of record of our Series C Preferred and one holder of record of our Series D Preferred. Holders of record are defined as those stockholders whose shares are registered in their names in our stock records and do not include beneficial owners of common stock whose shares are held in the names of brokers, dealers or clearing agencies.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Series B Convertible Preferred Stock

Pursuant to the terms of a Securities Purchase Agreement dated as of February 20, 2024, the Company filed the Certificate of Designation with the Delaware Secretary of State designating 6,586 shares of its authorized and unissued preferred stock as Series B-1 Preferred, 6,586 shares as Series B-2 Preferred and 8,000 shares as Series B-3 Preferred (referred to herein collectively as “Series B Preferred Stock”), each with a stated value of $1,000 per share (the “Original Per Share Price”). The Certificate of Designation sets forth the rights, preferences and limitations of the shares of Series B Preferred Stock. Terms not otherwise defined in this section shall have the meanings given in the Certificate of Designation.

The following is a summary of the terms of the Series B Preferred Stock:

Voting Rights. Subject to certain limitations described in the Certificate of Designation, the Series B Preferred Stock is voting stock. Holders of the Series B Preferred Stock are entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock basis. Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Accordingly, holders of Series B Preferred Stock will be entitled to one vote for each whole share of Common Stock into which their Series B Preferred Stock is then-convertible on all matters submitted to a vote of stockholders.

Unless and until the Company has obtained the stockholder approvals required pursuant to the Certificate of Designation (the “Stockholder Approval”), the number of shares of Common Stock that shall be deemed issued upon conversion of the Series B Preferred Stock (for purposes of calculating the number of aggregate votes that the holders of Series B Preferred Stock are entitled to on an as-converted basis) will be equal to that number of shares equal to 9.9% of the Company’s outstanding Common Stock as of the Signing Date (excluding for purposes of the calculation, any securities issued on the Signing Date) (the “Cap”), which each such holder being able to vote the number of shares of Series B Preferred Stock held by it relative to the total number of shares of Series B Preferred Stock then outstanding multiplied by the Cap. Notwithstanding the foregoing, the holders of the Series B Preferred Stock are not entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock-basis with regard to the approval of the issuance of units upon conversion of the Series B-1 Preferred and the issuance of all Common Stock upon conversion of the Series B Preferred Stock.

Conversion. Prior to the Stockholder Approval, the Series B Preferred Stock is not convertible in excess of the Cap. Following the Stockholder Approval, each share of Series B-1 Preferred will automatically convert into either Common Stock or, to the extent the conversion would cause a holder to exceed their beneficial ownership limitation, shares of Series B-2 Preferred. In addition, following the Stockholder Approval, Series B-2 Preferred and Series B-3 Preferred may be converted into Common Stock at the election of the holder up to such holder’s beneficial ownership limitation.

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Liquidation. Prior to the Stockholder Approval, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including a change of control transaction, or Deemed Liquidation Event (any such event, a “Liquidation”) the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or the other proceeds available for distribution to stockholders, before any payment shall be made to the holders of any other shares of capital stock of the Company by reason of their ownership thereof, an amount per share equal to the greater of (i) three times the Original Per Share Price, together with any dividends accrued but unpaid thereon (the “Liquidation Preference”) or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock (without regard to any limitations on conversion set forth in the Certificate of Designation or otherwise) immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Liquidation Preference, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment in full of all Series B Liquidation Amount, the remaining assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series B Preferred Stock pursuant to the Certificate of Designation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Following the Stockholder Approval, upon any Liquidation, the assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Series B Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series B Preferred Stock as if they had been converted to Common Stock pursuant to the terms of the Certificate of Designation immediately prior to such Liquidation, without regard to any limitations on conversion set forth in the Certificate of Designation or otherwise.

Redemption. Unless prohibited by Delaware law governing distributions to stockholders, in the event the Stockholder Approval is not obtained within one year following the Issuance Date, shares of Series B-1 Preferred shall be redeemed by the Company at a price equal to the then Liquidation Preference at any time for up to three years following the Issuance Date commencing not more than 60 days after receipt by the Company at any time on or after the one year anniversary of the Issuance Date of written notice from the holders of a majority of the then outstanding shares of Series B-1 Preferred, voting together as a single class (the “Redemption Request”) requesting redemption of all shares of Series B-1 Preferred (such date, the “Redemption Date”). Upon receipt of a Redemption Request, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. On the Redemption Date, the Company shall redeem, on a pro rata basis in accordance with the number of shares of Series B-1 Preferred owned by each holder, the total number of shares of Series B-1 Preferred outstanding immediately prior to the Redemption Date; provided, however, that Excluded Shares (as defined in the Certificate of Designation) shall not be redeemed and shall be excluded from the calculations set forth in this sentence. If, on the Redemption Date, Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series B-1 Preferred to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

Participation Right. For a period of one year following closing of the transactions, the purchasers will have the right to participate as an investor in any securities offering consummated by the Company.

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Series C Convertible Preferred Stock

Pursuant to the terms of a Securities Purchase Agreement dated as of June 30, 2025 (the “Purchase Agreement”, the Company filed the Series C Certificate of Designation with the Delaware Secretary of State designating 11,000 shares of its authorized and unissued preferred stock as Series C Convertible Preferred Stock (the “Series C Preferred Stock”), each with a stated value of $1,000 per share (the “Original Share Price”). The Series C Certificate of Designation sets forth the rights, preferences and limitations of the shares of Series C Preferred Stock. Terms not otherwise defined in this section shall have the meanings given in the Series C Certificate of Designation.

The following is a summary of the terms of the Series C Preferred Stock:

Voting Rights. Subject to certain limitations described in the Series C Certificate of Designation, the Series C Preferred Stock is voting stock. Holders of the Series C Preferred Stock are entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock basis. Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Accordingly, holders of Series C Preferred Stock will be entitled to one vote for each whole share of Common Stock into which their Series C Preferred Stock is then-convertible on all matters submitted to a vote of stockholders, subject to certain limitations described in the Series C Certificate of Designation, including as described below.

Unless and until the Company has obtained the Stockholder Approval, the number of shares of Common Stock that shall be deemed issued upon conversion of the Series C Preferred Stock (solely for purposes of calculating the number of aggregate votes that the holders of Series C Preferred Stock are entitled to on an as-converted basis) shall not exceed the Cap. Notwithstanding the foregoing, the holders of the Series C Preferred Stock are not entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock-basis with regard to the Stockholder Approval.

Conversion. Pursuant to the Series C Certificate of Designation, each share of Series C Preferred Stock is, subject to the Cap prior to the Stockholder Approval and certain other limitations specified in the Series C Certification of Designation, immediately convertible at the option of the holders thereof into the number of shares of the Company’s Common Stock equal to the Original Share Price divided by 0.6249, rounded down to the nearest whole share.

Liquidation. Prior to the Stockholder Approval, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including a change of control transaction, or Deemed Liquidation Event (any such event, a “Liquidation”) the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or the other proceeds available for distribution to stockholders, before any payment shall be made to the holders of any other shares of capital stock of the Company by reason of their ownership thereof, an amount per share equal to the greater of (i) three times the Original Series C Per Share Price, together with any dividends accrued but unpaid thereon (the “Series C Liquidation Preference”) or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock (without regard to any limitations on conversion set forth in the Series C Certificate of Designation or otherwise) immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full Series C Liquidation Preference, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment in full of all Series C Liquidation Amount and all other amounts due to holders of shares of any class of stock that is pari passu with the Series C Preferred Stock, the remaining assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series C Preferred Stock pursuant to the Series C Certificate of Designation shall be distributed among the holders of shares of Common Stock and shares of any class of stock that is junior to the Series C Preferred Stock, pro rata based on the number of shares held by each such holder (or in accordance with the provisions set forth in the applicable Certificate of Designation of Preferences, Rights and Limitations for any class of stock that is junior to the Series D Preferred Stock).

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Following the Stockholder Approval, upon any Liquidation, the assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Series C Preferred Stock, Series D Preferred Stock, any other classes of capital stock with liquidation rights and Common Stock, pro rata based on the number of shares of Common Stock held by each such holder, treating for this purpose all shares of Series C Preferred Stock as if they had been converted to Common Stock pursuant to the terms of the Series C Certificate of Designation immediately prior to such Liquidation, without regard to any limitations on conversion set forth in the Series C Certificate of Designation or otherwise.

Series D Convertible Preferred Stock

On June 30, 2025, we filed the Series D Certificate of Designation with the Delaware Secretary of State designating 3,019 shares of its authorized and unissued Series D Preferred, each with a stated value of $1,000 per share (the “Conversion Value”). As of December 3, 2025, 3,019 shares of Series D Preferred are outstanding.

The following is a summary of the terms of the Series D Preferred Stock:

Voting Rights. Subject to certain limitations described in the Series D Certificate of Designation, the Series D Preferred is voting stock. Holders of the Series D Preferred are entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock basis. Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Accordingly, holders of Series D Preferred will be entitled to one vote for each whole share of Common Stock into which their Series D Preferred is then-convertible on all matters submitted to a vote of stockholders, subject to certain limitations described in the Series D Certificate of Designation. Notwithstanding the foregoing, holders of the Series D Preferred are not entitled to vote together with the Common Stock prior to the Stockholder Approval.

Conversion. Pursuant to the Series D Certificate of Designation, each share of Series D Preferred is, subject to certain limitations specified in the Series D Certification of Designation, immediately convertible at the option of the holders thereof into the number of shares of the Company’s Common Stock equal to the Conversion Value divided by 0.6249, rounded down to the nearest whole share. Notwithstanding the foregoing, holders of the Series D Preferred are not entitled to convert their shares of Series D Preferred into Common Stock prior to the Stockholder Approval.

Liquidation. Prior to the Stockholder Approval, in the event of any Liquidation the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series D Preferred then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or the other proceeds available for distribution to stockholders, before any payment shall be made to the holders of any other shares of capital stock of the Company by reason of their ownership thereof, an amount per share equal to the greater of (i) three times the Conversion Value, together with any dividends accrued but unpaid thereon (the “Series D Liquidation Preference”) or (ii) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Common Stock (without regard to any limitations on conversion set forth in the Series D Certificate of Designation or otherwise) immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Series D Liquidation Amount”). If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred the full Series D Liquidation Preference, the holders of shares of Series D Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment in full of all Series D Liquidation Amount and all other amounts due to holders of shares of any class of stock that is pari passu with the Series D Preferred, the remaining assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series D Preferred Stock pursuant to the Series D Certificate of Designation shall be distributed among the holders of shares of Common Stock and shares of any class of stock that is junior to the Series D Preferred, pro rata based on the number of shares held by each such holder (or in accordance with the provisions set forth in the applicable Certificate of Designation of Preferences, Rights and Limitations for any class of stock that is junior to the Series D Preferred).

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Following the Stockholder Approval, upon any Liquidation, the assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Series D Preferred, Series C Preferred, any other classes of capital stock with liquidation rights and Common Stock, pro rata based on the number of shares of Common Stock held by each such holder, treating for this purpose all shares of Series D Preferred as if they had been converted to Common Stock pursuant to the terms of the Series D Certificate of Designation immediately prior to such Liquidation, without regard to any limitations on conversion set forth in the Series D Certificate of Designation or otherwise.

Outstanding Warrants

At December 3, 2025, we had outstanding warrants to purchase an aggregate of 2,269,356 shares of common stock with an exercise price range from $3.55 per share to $100.00 per share. These warrants have expiration dates ranging from November 2026 to November 2028.

Number of Share Purchase Warrants	Exercise Price (USD$)	Expiry Date

2,192,736	3.55	11/02/2028
76,620	$100.00	11/02/2026

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Supreme Court of the State of Delaware has held that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the provision should be enforced in a particular case, application of the provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to this provision.

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Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—Risks Related to the Offering and Ownership of our Common Stock—We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.”

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws, contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors—Risks Related to the Offering and Ownership of Our Common Stock—Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.”

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation provides that our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws, unless previously approved by our board of directors. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by (i) the president or (ii) the president or secretary acting upon the written request of a majority of our board of directors, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal, including the removal of directors.

Classified Board of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66-2/3% of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders a majority of the votes which all our stockholders would be eligible to cast in an election of directors. In addition, the affirmative vote of the holders of at least 66-2/3% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. We have indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our amended and restated bylaws and provided under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

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Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or certain of our stockholders or their respective affiliates, other than those opportunities our officers, directors, stockholders or affiliates are presented with while acting in their capacity as an employee, officer or director of us or our affiliates. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage; or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if any director or stockholder, other than a director or stockholder who is employed by us or our affiliates acting in their capacity as an employee or director of us or our affiliates, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of ours or any subsidiary. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to an employee director, employee officer or employee in his or her capacity as a director, officer or employee of Biofrontera Inc.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Biofrontera Inc. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Trading Symbol and Market

Our common stock is traded on The Nasdaq Capital Market under the symbol “BFRI.”

23

PRIVATE PLACEMENT OF PREFERRED STOCK

On June 27, 2025, as a condition precedent for the Strategic Transaction, the Company entered the Purchase Agreement with certain accredited investors, pursuant to which the Company agreed to issue and sell, in a private placement (the “Private Placement”), up to 11,000 shares (the “Series C Preferred Shares”) of Series C Preferred at a price of $1,000 per share of Series C Preferred for an aggregate offering price of $11.0 million. The Private Placement consisted of two tranches, of which the first tranche of 8,500 shares of Series C Preferred closed on July 1, 2025.

On October 24, 2025, following execution of the Agreements, the Company closed the second tranche of the Private Placement and sold 2,500 shares of Series C Preferred (the “Subsequent Closing”), the gross proceeds from which were $2.5 million before deducting estimated offering expenses payable by the Company.

Pursuant to the terms and limitations contained in the Certificate of Designation, each share of Series C Preferred is, subject to t certain limitations specified in the Series C Certification of Designation, immediately convertible at the option of the holders thereof into the number of shares of the Company’s Common Stock equal to the Original Share Price divided by 0.6249, rounded down to the nearest whole share.

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders hereby, includes shares of common stock issuable upon conversion of the shares of Series C Preferred issued to the Selling Stockholders in the Private Placement. For additional information regarding the issuances of those shares of common stock, see “Private Placement of the Preferred Stock” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock offered hereby, none of the Selling Stockholders has had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders, based on their ownership of the shares of common stock and warrants, as of December 3, 2025, including shares that may be issued upon the conversion of Series B Preferred Stock up to the applicable beneficial ownership limitation, because of the beneficial ownership limitations the common stock to be sold pursuant to this prospectus is not reflected in the number of shares of common stock beneficially owned prior to the offering. As of the date of this prospectus, all Selling Stockholders have elected a beneficial ownership limitation of 9.99%. The third column lists the shares of common stock being offered by the Selling Stockholders as part of this offering. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

In accordance with the terms of the Purchase Agreement with the Selling Stockholders, this prospectus covers the resale of the maximum number of shares of common stock issuable upon conversion of the Series C Preferred, determined as if the outstanding shares of Series C Preferred were converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Purchase Agreement, without regard to any limitations on the conversion of the Series C Preferred.

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering(1)	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
AIGH Investment Partners, LP(2)	1,190,745	1,600,256	1,190,745
Rosalind Master Fund LP(3)	1,164,785	2,400,384	1,164,785

(1) This column does not include any shares of common stock that might be acquired by conversion of the Series C Preferred.

(2) Number of Shares of Common Stock Owned Prior to Offering includes 275,535 shares of Common Stock issuable upon conversion of Series B Preferred Stock held by the entities affiliated with such Selling Stockholder. Orin Hirschman is the managing member of AIGH Capital Management, LLC, who is an advisor with respect to the securities held by AIGH Investment Partners, L.P. and a sub-advisor with respect to the securities held by WVP Emerging Manager Onshore Fund, LLC - AIGH Series. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH Capital Management, LLC and directly held by AIGH Investment Partners, L.P. As such, Mr. Hirschman may be deemed to be the beneficial owner of the securities set forth above. The address for Mr. Hirschman and each of the affiliated entities is 6006 Berkeley Avenue, Baltimore, Maryland 21209.

(3) Number of Shares of Common Stock Owned Prior to Offering includes 24,021 shares of Common Stock issuable upon conversion of Series B Preferred Stock held by such Selling Stockholder. Each of Rosalind Advisors, Inc., Steven Salamon, and Gilad Aharon have shared voting and dispositive power with respect to these securities. The address for Rosalind Advisors, Inc., Mr. Salamon and Mr. Aharon is 15 Wellesley Street West, Suite 326, Toronto, Ontario, M4Y 0G7 Canada. The address of Investor Company ITF Rosalind Master Fund L.P. is c/o TD Waterhouse, 77 Bloor Street West, 3rd Floor, Toronto, ON M5S 1M2 Canada.

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PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by one or more of the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder holding the Inducement Warrants against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by both of the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by McGuireWoods LLP, New York, New York.

EXPERTS

The audited financial statements for the fiscal years ended December 31, 2024 and 2023, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Marcum LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We maintain a website at www.biofrontera-us.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 20, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 13, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 12, 2025;

●	our Current Reports on Form 8-K filed with the SEC April 18, 2025, May 14, 2025, May 23, 2025, June 3, 2025, June 11, 2025, June 18, 2025, July 1, 2025, July 16, 2025, August 11, 2025, September 19, 2025, October 24, 2025; November 7, 2025 and November 10, 2025;

●	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2025; and

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 20, 2021, including any amendments or reports filed for the purposes of updating this description.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Biofrontera Inc., 660 Main Street, Woburn, MA 01801 or call 781-245-1325. You also may access these filings on our website at www.biofrontera-us.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

26

4,000,640 Shares of Common Stock Offered by the Selling Stockholders

27

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by Biofrontera Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee.

Amount to be paid
SEC registration fee	$441
Accounting fees and expenses	15,000
Legal fees and expenses	20,000

Total	$35,432

Item 14. Indemnification of directors and officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of Biofrontera Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent sales of unregistered securities.

We do not have any sales of unregistered securities to report that have not been previously included in a periodic report or Current Report on Form 8-K filed with the SEC.

II-1

Item 16. Exhibits and financial statements.

Exhibit No.

2.1#	Share and Purchase Agreement dated March 25, 2019 between Biofrontera Newderm LLC, Biofrontera AG, Maruho Co. Ltd. And Cutanea Life Sciences, Inc. (incorporated by reference to Exhibit 4.13 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

2.2#	Asset Purchase Agreement, dated November 6, 2025, by and between Biofrontera Inc. and Pelthos Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2025)

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021).

3.2	Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock of Biofrontera Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the SEC on October 14, 2022).

3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021).

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Biofrontera Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2023).

3.5	Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock of Biofrontera Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2024).

3.6	Certificate of Second Amendment to the Amended and Restated Certificate of Incorporation of Biofrontera Inc. filed April 25, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).

3.7	Certificate of Third Amendment to the Amended and Restated Certificate of Incorporation of Biofrontera Inc., filed on June 16, 2025. (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-Q filed with the SEC on August 13, 2025).

3.8	Certificate of Designation of Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of Biofrontera Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2025).

3.9	Certificate of Designation of Preferences, Rights and Limitations of the Series D Convertible Preferred Stock of Biofrontera Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2025).

4.1	Specimen Stock Certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Company’s Form S-1 filed with the SEC on October 12, 2021).

4.2	Form of IPO Unit Purchase Option (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021).

4.3	Warrant Agent Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021).

4.4	Form of Purchaser Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 3, 2021).

4.5	Form of Unit Purchase Option (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 3, 2021).

4.6	Form of 2022 Purchaser Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2022).

4.7	Form of Inducement Warrant (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2022).

4.8	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2023).

4.9	Form of Series B-3 Convertible Preferred Stock Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2024).

4.10	Form of Senior Secured Convertible Note dated November 22, 2024 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2024).

II-2

5.1*	Opinion of McGuireWoods LLP.

10.1#	Amended and Restated License and Supply Agreement dated June 16, 2021 by and among Biofrontera Pharma GmbH, Biofrontera Bioscience GmbH and Biofrontera Inc. (incorporated by reference to Exhibit 10.1 to Company’s Form S-1 filed with the SEC on July 6, 2021).

10.2#	License and Supply Agreement dated March 10, 2014 by and between Ferrer Internacional, S.A. and Medimetriks Pharmaceuticals, Inc., as amended by Amendment No. 1 and Consent and Acknowledgment Agreement with respect thereto (incorporated by reference to Exhibit 4.14 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

10.3#	Amendment No. 1 to License and Supply Agreement dated March 5, 2018 by and between Medimetriks Pharmaceuticals, Inc. and Ferrer Internacional, S.A. (incorporated by reference to Exhibit 4.15 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

10.4	Consent and Acknowledgement Agreement dated March 5, 2018 by and between Medimetriks Pharmaceuticals, Inc. and Ferrer Internacional, S.A. (incorporated by reference to Exhibit 4.16 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

10.5#	Supply Agreement dated March 2018 by and between Ferrer Internacional, S.A. and Cutanea Life Sciences, Inc. (incorporated by reference to Exhibit 4.17 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

10.6	Amended and Restated Master Contract Services Agreement, by and among the Company, Biofrontera AG, Biofrontera Pharma GmbH and Biofrontera Bioscience GmbH (incorporated by reference to Exhibit 10.8 to the Company’s Form S-1 filed with the SEC on July 6, 2021).

10.7	Quality Agreement dated November 1, 2016, between the Company and Biofrontera Pharma GmbH (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Company’s Form S-1 filed with the SEC on July 26, 2021).

10.8	Intercompany Services Agreement dated January 1, 2016, between the Company, Biofrontera AG, Biofrontera Pharma GmbH and Biofrontera Bioscience GmbH (incorporated by reference to Exhibit 10.10 to Amendment No. 4 to the Company’s Form S-1 filed with the SEC on September 16, 2021).

10.9†	Amended Employment Agreement dated October 1, 2021 - Hermann Luebbert (incorporated by reference to Exhibit 10.11 to Amendment No. 5 to the Company’s Form S-1 filed with the SEC on October 1, 2021).

10.10†	2021 Omnibus Incentive Plan (as amended and restated on December 12, 2022) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2022).

10.11†	Form of Restricted Stock Unit Executive Award Agreement under 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 6 to the Company’s Form S-1 filed with the SEC on October 12, 2021).

10.12†	Form of Nonqualified Stock Option Executive Award Agreement under 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 6 to the Company’s Form S-1 filed with the SEC on October 12, 2021).

10.13†	Form of Nonqualified Stock Option Award Agreement under 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.15 to Amendment No. 6 to the Company’s Form S-1 filed with the SEC on October 12, 2021).

10.14†	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.16 filed with the SEC on October 12, 2021).

10.15#	Corrected Amendment to Amended and Restated License and Supply Agreement dated October 8, 2021 by and among Biofrontera Pharma GmbH, Biofrontera Bioscience GmbH and Biofrontera Inc. (incorporated by reference to Exhibit 10.17 to Amendment No. 7 to the Company’s Form S-1 filed with the SEC on October 13, 2021).

10.16	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 3, 2021).

10.17	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 3, 2021).

10.18†	Amendment to Amended Employment Agreement effective as December 15, 2021 and dated March 2, 2022 - Herman Luebbert (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 8, 2022).

10.19	Amended Settlement Allocation Agreement dated March 31, 2022 between the Company and Biofrontera Bioscience GmbH, Biofrontera Pharma GmbH, Biofrontera Development GmbH, Biofrontera Neuroscience GmbH, (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2022).

10.20	Form of Securities Purchase Agreement for 2022 Private Placement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2022)

10.21	Form of Registration Rights Agreement for 2022 Private Placement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2022)

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10.22	Form of Inducement Letter (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2022)

10.23†	Employment Agreement -Fred Leffler (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 24, 2022)

10.24	Form of Exchange Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 31, 2022)

10.25#	Settlement Agreement dated April 11, 2023 between Biofrontera Inc., Hermann Luebbert, John J. Borer, Loretta M. Wedge, Beth J. Hoffman, Kevin D. Weber and Biofrontera AG (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the SEC on May 12. 2023)

10.26	Securities Purchase Agreement, dated October 30, 2023, by and between Biofrontera Inc. and an institutional investor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2023)

10.27	Placement Agency Agreement, dated October 30, 2023, by and between Biofrontera Inc. and Roth Capital Partner, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2023)

10.28	Amendment to Common Stock Purchase Warrants, dated October 30, 2023, by and between Biofrontera Inc. and institutional investor (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2023)

10.29	Amendment No. 1 to Settlement Agreement dated as of October 12, 2023, between Biofrontera Inc., Hermann Luebbert, John J. Borer, Loretta M. Wedge, Beth J. Hoffman, Kevin D. Weber and Biofrontera AG (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2023)

10.30	Addendum to Amended and Restated License and Supply Agreement, dated as of December 12, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 15. 2023)

10.31	Amended and Restated Business Loan and Security Agreement between Biofrontera Inc. and Agile Capital Funding, LLC and Agile Lending, LLC, dated as of December 21, 2023 (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2024)

10.32	Business Loan and Security Agreement between Biofrontera Inc. and Cedar Advance, LLC, dated as of December 21, 2023 (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2024)

10.33	Confidential Settlement Agreement and Mutual Release, dated as of December 27, 2023 and effective as of December 22, 2023, by and between the Company and Maruho (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 3. 2024)

10.34	Amended and Restated Addendum to Amended and Restated License and Supply Agreement, dated January 29, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s 8-K filed with the SEC on February 2, 2024)

10.35	Second Amended and Restated License and Supply Agreement, dated February 19, 2024, between the Company, Pharma and Bioscience (incorporated by reference to Exhibit 10.1 to the Company’s 8-K filed with the SEC on February 20, 2024)

10.36	Release of Claims, dated February 13, 2024, between the Company, Pharma and Bioscience (incorporated by reference to Exhibit 10.2 to the Company’s 8-K filed with the SEC on February 20, 2024)

10.37	Form of Securities Purchase Agreement, dated February 19, 2024, by and amount Biofrontera Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s 8-K filed with the SEC on February 23, 2024)

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10.38	Placement Agency Agreement, dated February 19, 2024, by and between Biofrontera Inc. and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.2 to the Company’s 8-K filed with the SEC on February 23, 2024)

10.39	Form of Purchase Agreement dated November 21, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2024).

10.40	Security Agreement dated as of November 21, 2024 between the Company and the Collateral Agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2024).

10.41	Form of Securities Purchase Agreement, dated June 27, 2025, by and among Biofrontera Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2025).

10.42	Form of Agreement, dated June 30, 2025, by and among Biofrontera Inc. and Biofrontera AG (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K/A filed with the SEC on July 16, 2025)

10.43	Employment Agreement with George Jones, dated July 18, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2025).

10.44#	Form of Asset Purchase Agreement, dated October 20, 2025, by and among Biofrontera Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 24, 2025)

10.45#	Form of Earnout Agreement, dated October 20, 2025, by and among Biofrontera Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on October 24, 2025)

21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed with the SEC on March 20, 2025).

23.1*	Consent of Marcum LLP, independent registered public accounting firm.

23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

107*	Filing Fees Exhibit.

*	To be filed herewith.
†	Indicates a management contract or compensatory plan or arrangement.
#	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woburn, Commonwealth of Massachusetts, on December 5, 2025.

BIOFRONTERA INC.

By:	/s/ E. Fred Leffler, III
Name:	E. Fred Leffler, III
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Hermann Luebbert	Chairman and Chief Executive Officer	December 5, 2025
Hermann Luebbert	(Principal Executive Officer )

/s/ E. Fred Leffler, III	Chief Financial Officer	December 5, 2025
E. Fred Leffler, III	(Principal Financial Officer and Principal Accounting Officer)

/s/ John J. Borer	Director	December 5, 2025
John J. Borer

/s/ Heikki Lanckriet	Director	December 5, 2025
Heikki Lanckriet

/s/ Beth J. Hoffman	Director	December 5, 2025
Beth J. Hoffman

/s/ Kevin D. Weber	Director	December 5, 2025
Kevin D. Weber

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